EXHIBIT 99.2
PART I. FINANCIAL INFORMATION
Item 1. Financial Statements

WAL-MART STORES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Amounts in millions except per share data)

	Three Months Ended
	April 30,
	2008	2007
Revenues:
Net sales	$94,070	$85,335
Membership and other income	1,169	988
	95,239	86,323

Costs and expenses:
Cost of sales	71,845	65,271
Operating, selling, general and administrative expenses	18,077	16,224
Operating income	5,317	4,828

Interest:
Debt	488	406
Capital leases	72	69
Interest income	(64)	(85)
Interest, net	496	390

Income from continuing operations before income taxes and minority interest	4,821	4,438

Provision for income taxes	1,670	1,532
Income from continuing operations before minority interest	3,151	2,906
Minority interest	(122)	(100)
Income from continuing operations	3,029	2,806
(Loss) income from discontinued operations, net of tax	(7)	20
Net income	$3,022	$2,826

Net income per common share:
Basic income per common share from continuing operations	$0.77	$0.68
Basic (loss) income per common share from discontinued operations	(0.01)	0.01
Basic net income per common share	$0.76	$0.69

Diluted income per common share from continuing operations	$0.76	$0.68
Diluted (loss) income per common share from discontinued operations	-	-
Diluted net income per common share	$0.76	$0.68

Weighted-average number of common shares:
Basic	3,957	4,122
Diluted	3,967	4,128
Dividends declared per common share	$0.95	$0.88

WAL-MART STORES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Amounts in millions)

	April 30,	April 30,	January 31,
	2008	2007	2008
ASSETS
Current assets:
Cash and cash equivalents	$8,042	$6,537	$5,492
Receivables	3,249	2,916	3,642
Inventories	35,521	35,182	35,159
Prepaid expenses and other	2,990	2,504	2,760
Current assets of discontinued operations	955	440	967
Total current assets	50,757	47,579	48,020

Property and equipment, at cost	124,256	112,592	122,256
Less accumulated depreciation	(29,926)	(25,490)	(28,531)
Property and equipment, net	94,330	87,102	93,725

Property under capital leases	5,808	5,445	5,736
Less accumulated amortization	(2,680)	(2,420)	(2,594)
Property under capital leases, net	3,128	3,025	3,142

Goodwill	16,428	14,393	15,879
Other assets and deferred charges	2,840	2,883	2,748
Non-current assets of discontinued operations	-	440	-
Total assets	$167,483	$155,422	$163,514

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Commercial paper	$5,924	$4,627	$5,040
Accounts payable	29,027	27,541	30,344
Dividends payable	3,322	3,088	-
Accrued liabilities	14,882	13,353	15,725
Accrued income taxes	1,699	1,544	1,000
Long-term debt due within one year	5,864	4,212	5,913
Obligations under capital leases due within one year	321	246	316
Current liabilities of discontinued operations	90	89	140
Total current liabilities	61,129	54,700	58,478

Long-term debt	32,379	29,567	29,799
Long-term obligations under capital leases	3,584	3,548	3,603
Deferred income taxes and other	5,283	5,404	5,087
Minority interest	1,878	2,270	1,939
Non-current liabilities of discontinued operations	-	22	-

Commitments and contingencies

Shareholders' equity:
Common stock and capital in excess of par value	3,628	3,284	3,425
Retained earnings	55,257	53,956	57,319
Accumulated other comprehensive income	4,345	2,671	3,864
Total shareholders’ equity	63,230	59,911	64,608
Total liabilities and shareholders’ equity	$167,483	$155,422	$163,514

WAL-MART STORES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Amounts in millions)
	Three Months Ended
	April 30,
	2008	2007
Cash flows from operating activities:
Net income	$3,022	$2,826
Loss (income) from discontinued operations, net of tax	7	(20)
Income from continuing operations	3,029	2,806
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	1,628	1,488
Other	187	490
Changes in certain assets and liabilities, net of effects of acquisitions:
Decrease in accounts receivable	450	62
Increase in inventories	(213)	(1,280)
Decrease in accounts payable	(1,191)	(1,115)
Decrease in accrued liabilities	(185)	(604)
Net cash provided by operating activities	3,705	1,847

Cash flows from investing activities:
Payments for property and equipment	(2,447)	(3,157)
Proceeds from disposal of property and equipment	126	170
Investment in international operations, net of cash acquired	-	(466)
Other investing activities	88	11
Net cash used in investing activities	(2,233)	(3,442)

Cash flows from financing activities:
Increase in commercial paper, net	892	1,988
Proceeds from issuance of long-term debt	2,521	3,170
Payment of long-term debt	(361)	(2,232)
Dividends paid	(940)	(908)
Purchase of Company stock	(1,375)	(943)
Other financing activities	128	(276)
Net cash provided by financing activities	865	799

Effect of exchange rates on cash	166	(14)
Net increase (decrease) in cash and cash equivalents	2,503	(810)
Cash and cash equivalents at beginning of year (1)	5,569	7,373
Cash and cash equivalents at end of period (2)	$8,072	$6,563

(1) Includes cash and cash equivalents of discontinued operations of $77 million and $51 million at January 31, 2008 and 2007, respectively.
(2) Includes cash and cash equivalents of discontinued operations of $30 million at April 30, 2008, and $26 million at April 30, 2007.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. Basis of Presentation

The Condensed Consolidated Balance Sheets of Wal-Mart Stores, Inc. and its subsidiaries (the “Company”) as of April 30, 2008 and 2007, and the related Condensed Consolidated Statements of Income and Condensed Consolidated Statements of Cash Flows for the three-month periods ended April 30, 2008 and 2007, are unaudited. The Condensed Consolidated Balance Sheet as of January 31, 2008, is derived from the audited financial statements at that date.

In the opinion of management, all adjustments necessary for a fair presentation of the condensed consolidated financial statements have been included. Such adjustments are of a normal recurring nature. Interim results are not necessarily indicative of results for a full year.

The condensed consolidated financial statements and notes thereto are presented in accordance with the rules and regulations of the Securities and Exchange Commission and do not contain certain information included in the Company’s Annual Report to Shareholders for the fiscal year ended January 31, 2008. Therefore, the interim condensed consolidated financial statements should be read in conjunction with that Annual Report to Shareholders.

NOTE 2. Net Income Per Common Share

Basic net income per common share is based on the weighted-average number of outstanding common shares. Diluted net income per common share is based on the weighted-average number of outstanding shares adjusted for the dilutive effect of stock options and other share-based awards. The dilutive effect of stock options and other share-based awards was 10 million and 6 million shares in the first quarter of fiscal 2009 and 2008, respectively. The Company had approximately 25 million and 54 million option shares outstanding at April 30, 2008 and 2007, respectively, which were not included in the diluted net income per share calculation because their effect would be antidilutive.

NOTE 3. Inventories

The Company values inventories at the lower of cost or market as determined primarily by the retail method of accounting, using the last-in, first-out (“LIFO”) method for substantially all of the Walmart US segment’s merchandise inventories. The Sam’s Club segment’s merchandise and merchandise in our distribution warehouses are valued based on the weighted-average cost using the LIFO method. Inventories of foreign operations are primarily valued by the retail method of accounting, using the first-in, first-out (“FIFO”) method. At April 30, 2008 and 2007, our inventories valued at LIFO approximate those inventories as if they were valued at FIFO.

NOTE 4. Significant Long-term Debt Transactions

During the first three months of fiscal 2009, the Company issued $1.0 billion of 4.250% Notes Due 2013 and $1.5 billion of 6.200% Notes Due 2038.   Beginning on October 15, 2008, the Company will pay interest on the notes of each series on April 15 and October 15 of each year. Interest started accruing on such notes on April 15, 2008. The 2013 notes will mature on April 15, 2013 and the 2038 notes will mature on April 15, 2038.

NOTE 5. Fair Value Measurements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value within generally accepted accounting principles and expands required disclosures about fair value measurements. In November 2007, the FASB provided a one year deferral for the implementation of SFAS 157 for nonfinancial assets and liabilities.  The Company adopted SFAS 157 on February 1, 2008, as required. The adoption of SFAS 157 did not have a material impact on the Company’s financial condition and results of operations.

SFAS 157 establishes a three−tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions. As of April 30, 2008, the Company held certain derivative asset and liability positions that are required to be measured at fair value on a recurring basis. The majority of the Company’s derivative instruments related to receive fixed-rate, pay floating rate interest rate swaps and receive fixed-rate, pay fixed-rate cross-currency interest rate swaps.  The fair values of these interest rate swaps have been measured in accordance with Level 2 inputs in the fair value hierarchy, and as of April 30, 2008, are as follows (asset/(liability)):

	Notional Amount	Fair Value
(Amounts in millions)	April 30, 2008	April 30, 2008
Receive fixed-rate, pay floating rate interest rate swaps designated as fair value
hedges	$5,195	$248
Receive fixed-rate, pay fixed-rate cross-currency interest rate swaps designated as
net investment hedges (Cross-currency notional amount: GBP 795 at 4/30/2008)	1,250	(88)
Total	$6,445	$160

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities–Including an amendment of FASB Statement No. 115” (“SFAS 159”). SFAS 159 permits companies to measure many financial instruments and certain other items at fair value at specified election dates. The Company adopted SFAS 159 on February 1, 2008. Since the Company has not utilized the fair value option for any allowable items, the adoption of SFAS 159 did not have a material impact on the Company’s financial condition and results of operations.

NOTE 6. Segments

The Company is engaged in the operations of retail stores located in all 50 states of the United States, Argentina, Brazil, Canada, Puerto Rico and the United Kingdom and through majority-owned subsidiaries in Central America, Japan and Mexico.  The Company operates in China and India through joint ventures.  The Company identifies segments in accordance with the criteria set forth in Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information” and is primarily based on the operations of the Company that our chief operating decision maker regularly reviews to analyze performance and allocate resources among business units of the Company.

The Walmart U.S. segment includes the Company’s mass merchant concept in the United States under the Wal-Mart brand, as well as walmart.com. The Sam’s Club segment includes the warehouse membership clubs in the United States, as well as samsclub.com. The International segment consists of the Company’s operations outside of the fifty United States.  The amounts under the caption “Other” in the table below relating to operating income are unallocated corporate overhead items.

The Company measures the profit of its segments as “segment operating income,” which is defined as income from continuing operations before net interest expense, income taxes and minority interest and excludes unallocated corporate overhead.  At February 1, 2008, the Company reclassified certain unallocated corporate expenses to be included within each segment’s measurement of operating income.  As a result, all prior year measurements of segment operating income have been restated for comparative purposes.

Net sales by operating segment were as follows (amounts in millions):
	Three Months Ended
	April 30,
	2008	2007
Net Sales:
Walmart U.S.	$59,073	$55,437
International	23,885	19,575
Sam's Club	11,112	10,323
Total net sales	$94,070	$85,335

Segment operating income and the reconciliation to income before income taxes and minority interest are as follows (amounts in millions):

	Three Months Ended
	April 30,
	2008	2007
Operating Income:
Walmart U.S.	$4,362	$3,979
International	1,051	881
Sam's Club	386	370
Other	(482)	(402)
Operating income	$5,317	$4,828
Interest expense, net	(496)	(390)
Income from continuing operations before income taxes and minority interest	$4,821	$4,438

Goodwill is recorded on the condensed consolidated balance sheets in the operating segments as follows (amounts in millions):

	April 30,	April 30,	January 31,
	2008	2007	2008
International	$16,123	$14,088	$15,574
Sam’s Club	305	305	305
Total goodwill	$16,428	$14,393	$15,879

    The change in the International segment’s goodwill since April 30, 2007 primarily resulted from  the acquisition of substantially all of the outstanding common and preferred shares of our Japanese subsidiary, The Seiyu Ltd., that the Company did not previously own, final purchase price allocation of its investment in Bounteous Company Ltd. (“BCL”) and foreign exchange rate fluctuations.

NOTE 7. Comprehensive Income

    Comprehensive income is net income plus certain other items that are recorded directly to shareholders’ equity. Amounts included in accumulated other comprehensive income for the Company’s derivative instruments and minimum pension liabilities are recorded net of the related income tax effects.  Comprehensive income was $3.5 billion and $3.0 billion for the three months ended April 30, 2008 and 2007, respectively.

NOTE 8. Common Stock Dividends

On March 6, 2008, the Company’s Board of Directors approved an increase in annual dividends to $0.95 per share. The annual dividend will be paid in four quarterly installments on April 7, 2008, June 2, 2008, September 2, 2008, and January 2, 2009, to holders of record on March 14, May 16, August 15 and December 15, 2008, respectively.

NOTE 9. Income and Other Taxes

The Company's effective tax rate was 34.6% for the three months ended April 30, 2008.  The Company expects the fiscal 2009 annual effective tax rate to be approximately 34-35%.  Significant factors that could impact the annual effective tax rate include management's assessment of certain tax matters and the composition of taxable income between domestic and international operations.

In determining the quarterly provision for income taxes, the Company uses an estimated annual effective tax rate based on forecasted annual income and permanent items, statutory tax rates and tax planning opportunities in the various jurisdictions in which the Company operates.  The impact of significant discrete items is separately recognized in the quarter in which they occur.

The Company adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” (“FIN 48”) effective February 1, 2007.  FIN 48 clarifies the accounting for income taxes, by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements.  FIN 48 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition.

In the normal course of its business the Company provides for uncertain tax positions, and the related interest, and adjusts its unrecognized tax benefits and accrued interest accordingly. During the first quarter of fiscal 2009, unrecognized tax benefits related to continuing operations increased by $45 million and accrued interest increased by $18 million.  As of April 30, 2008 the Company’s unrecognized tax benefits relating to continuing operations were $913 million, of which $628 million would, if recognized, affect the Company’s effective tax rate.

Additionally, the Company has unrecognized tax benefits of up to $1.8 billion which, if recognized, would be recorded as discontinued operations.  Of this, $1.7 billion relates to a worthless stock deduction to be claimed for the Company’s disposition of its German operations in fiscal year 2007.  The Company cannot reasonably predict if this matter will be resolved within the next twelve months.

During the next twelve months, it is reasonably possible that tax audit resolutions could reduce unrecognized tax benefits by $50 million to $200 million, either because our tax positions are sustained on audit or because the Company agrees to their disallowance.  Such unrecognized tax benefits relate primarily to timing recognition issues and resolution of the gain determination on a discontinued operation in fiscal year 2004.  The Company does not expect any such audit resolutions to cause a significant change in its effective tax rate.  As of April 30, 2008, there were no material changes to the amount of unrecognized tax benefits or the related accrued interest and penalties.

The Company classifies interest on uncertain tax benefits as interest expense and income tax penalties as operating, selling, general and administrative costs.  At April 30, 2008, before any tax benefits, the Company had $245 million of accrued interest and penalties on unrecognized tax benefits.

The Company is subject to income tax examinations for its U.S. federal income taxes generally for the fiscal years 2007 and 2008, with fiscal years 2004 through 2006 remaining open for a limited number of issues, for non-U.S. income taxes for the tax years 2002 through 2008, and for state and local income taxes for the fiscal years 2004 through 2007 generally and from 1997 for a limited number of issues.

Additionally, the Company is subject to tax examinations for payroll, value added, sales-based and other taxes. A number of these examinations are ongoing and, in certain cases, have resulted in assessments from the taxing authorities. Where appropriate, the Company has made accruals for these matters which are reflected in the Company's consolidated financial statements. While these matters are individually immaterial, a group of related matters, if decided adversely to the Company, may result in liability material to the Company's financial condition or results of operations.

NOTE 10. Legal Proceedings

The Company is involved in a number of legal proceedings. In accordance with Statement of Financial Accounting Standards No. 5, “Accounting for Contingencies,” the Company has made accruals with respect to these matters, where appropriate, which are reflected in the Company's consolidated financial statements. The Company may enter into discussions regarding settlement of these matters, and may enter into settlement agreements, if it believes settlement is in the best interests of the Company's shareholders. The matters, or groups of related matters, discussed below, if decided adversely to or settled by the Company, individually or in the aggregate, may result in liability material to the Company's financial condition or results of operations.

Wage and Hour “Off the Clock” Class Actions: The Company is a defendant in numerous cases containing class-action allegations in which the plaintiffs are current and former hourly associates who allege that the Company forced them to work “off the clock” or failed to provide work breaks, or otherwise that they were not paid correctly for work performed. The complaints generally seek unspecified monetary damages, injunctive relief, or both. Class or collective-action certification has yet to be addressed by the court in a majority of these cases. Where it has been addressed, certification has been denied in nine of these cases; has been granted in whole or in part in eleven of these cases; and has been conditionally granted for notice purposes only in three of these cases. In another nine such cases, certification was denied and the case was then dismissed, and in two additional such cases, certification was granted and the case was then dismissed. The Company cannot reasonably estimate the possible loss or range of loss that may arise from these lawsuits, except as noted below.

One of the class-action lawsuits described above is Savaglio v. Wal-Mart Stores, Inc., a class-action lawsuit in which the plaintiffs allege that they were not provided meal and rest breaks in accordance with California law, and seek monetary damages and injunctive relief. A trial on the plaintiffs' claims for monetary damages concluded on December 22, 2005. The jury returned a verdict of approximately $57 million in statutory penalties and $115 million in punitive damages. In June 2006, the judge entered an order allowing some, but not all, of the injunctive relief sought by the plaintiffs. On December 27, 2006, the judge entered an order awarding the plaintiffs an additional amount of approximately $26 million in costs and attorneys’ fees. The Company believes it has substantial factual and legal defenses to the claims at issue, and on January 31, 2007, the Company filed its Notice of Appeal.

In another of the class-action lawsuits described above, Braun/Hummel v. Wal-Mart Stores, Inc., a trial was commenced in September 2006, in Philadelphia, Pennsylvania. The plaintiffs allege that the Company failed to pay class members for all hours worked and prevented class members from taking their full meal and rest breaks. On October 13, 2006, the jury awarded back-pay damages to the plaintiffs of approximately $78 million on their claims for off-the-clock work and missed rest breaks.  The jury found in favor of the Company on the plaintiffs’ meal-period claims.  On November 14, 2007, the trial judge entered a final judgment in the approximate amount of $188 million, which included the jury’s back-pay award plus statutory penalties, prejudgment interest and attorneys’ fees. The Company believes it has substantial factual and legal defenses to the claims at issue, and on December 7, 2007, the Company filed its Notice of Appeal.

In another of the class-action lawsuits described above, Braun v. Wal-Mart Stores, Inc., a trial commenced on September 24, 2007, in the First Judicial District Court for Dakota County, Minnesota, on the plaintiffs’ claims for backpay damages. The plaintiffs allege that class members worked off the clock and were not provided meal and rest breaks in accordance with Minnesota law, and seek monetary damages in an unspecified amount, together with attorneys' fees, interest, statutory penalties, and punitive damages, if any. Testimony concluded on December 11, 2007, on the plaintiffs’ backpay claims, and the judge took the matter under advisement. No ruling has been received. The judge has not determined whether the plaintiffs will be allowed to proceed to trial on their claims for punitive damages, but a separate trial has been scheduled for October 20, 2008, in the event those claims are allowed to proceed to trial. The Company believes that it has substantial factual and legal defenses to the claims at issue. The Company cannot reasonably estimate the possible loss or range of loss that may arise from this litigation.

Exempt Status Cases: The Company is currently a defendant in four putative class actions in which the plaintiffs seek class certification of various groups of salaried managers and challenge their exempt status under state and federal laws. In one of those cases (Sepulveda v. Wal-Mart Stores, Inc.), class certification was denied by the trial court on May 5, 2006.  On April 25, 2008, a three-judge panel of the United States Court of Appeals for the Ninth Circuit affirmed the trial court’s ruling in part and reversed it in part, and remanded the case for further proceedings.  On May 16, 2008, the Company filed a petition seeking review of that ruling by a larger panel of the court. Class certification has not been addressed in the other cases. The Company cannot reasonably estimate the possible loss or range of loss that may arise from these lawsuits.

Gender Discrimination Cases: The Company is a defendant in Dukes v. Wal-Mart Stores, Inc., a class-action lawsuit commenced in June 2001 and pending in the United States District Court for the Northern District of California. The case was brought on behalf of all past and present female employees in all of the Company's retail stores and warehouse clubs in the United States. The complaint alleges that the Company has engaged in a pattern and practice of discriminating against women in promotions, pay, training and job assignments. The complaint seeks, among other things, injunctive relief, front pay, back pay, punitive damages, and attorneys' fees. On June 21, 2004, the district court issued an order granting in part and denying in part the plaintiffs' motion for class certification. The class, which was certified by the district court for purposes of liability, injunctive and declaratory relief, punitive damages, and lost pay, subject to certain exceptions, includes all women employed at any Wal-Mart domestic retail store at any time since December 26, 1998, who have been or may be subjected to the pay and management track promotions policies and practices challenged by the plaintiffs. The class as certified currently includes approximately 1.6 million present and former female associates.

The Company believes that the district court's ruling is incorrect. On August 31, 2004, the United States Court of Appeals for the Ninth Circuit granted the Company's petition for discretionary review of the ruling. On February 6, 2007, a divided three-judge panel of the Court of Appeals issued a decision affirming the district court’s certification order. On February 20, 2007, the Company filed a petition asking that the decision be reconsidered by a larger panel of the court. On December 11, 2007, the three-judge panel withdrew its opinion of February 6, 2007, and issued a revised opinion.  As a result, Wal-Mart's Petition for Rehearing En Banc was denied as moot.  Wal-Mart filed a new Petition for Rehearing En Banc on January 8, 2008. If the Company is not successful in its appeal of class certification, or an appellate court issues a ruling that allows for the certification of a class or classes with a different size or scope, and if there is a subsequent adverse verdict on the merits from which there is no successful appeal, or in the event of a negotiated settlement of the litigation, the resulting liability could be material to the Company's financial condition or results of operations. The plaintiffs also seek punitive damages which, if awarded, could result in the payment of additional amounts material to the Company's financial condition or results of operations. However, because of the uncertainty of the outcome of the appeal from the district court's certification decision, because of the uncertainty of the balance of the proceedings contemplated by the district court, and because the Company's liability, if any, arising from the litigation, including the size of any damages award if plaintiffs are successful in the litigation or any negotiated settlement, could vary widely, the Company cannot reasonably estimate the possible loss or range of loss that may arise from the litigation.

The Company is a defendant in a lawsuit that was filed by the EEOC on August 24, 2001, in the United States District Court for the Eastern District of Kentucky on behalf of Janice Smith and all other females who made application or transfer requests at the London, Kentucky, distribution center from 1998 to the present, and who were not hired or transferred into the warehouse positions for which they applied. The complaint alleges that the Company based hiring decisions on gender in violation of Title VII of the 1964 Civil Rights Act as amended. The EEOC can maintain this action as a class without certification. The EEOC seeks back pay and front pay for those females not selected for hire or transfer during the relevant time period, plus compensatory and punitive damages and injunctive relief. The EEOC has asserted that the hiring practices in question resulted in a shortfall of 245 positions.  The claims for compensatory and punitive damages are capped by statute at $300,000 per shortfall position. The amounts of back pay and front pay that are being sought have not been specified.

California Hazardous Materials Investigations: On November 8, 2005, the Company received a grand jury subpoena from the United States Attorney's Office for the Central District of California, seeking documents and information relating to the Company's receipt, transportation, handling, identification, recycling, treatment, storage and disposal of certain merchandise that constitutes hazardous materials or hazardous waste. The Company has been informed by the U.S. Attorney's Office for the Central District of California that it is a target of a criminal investigation into potential violations of the Resource Conservation and Recovery Act (“RCRA”), the Clean Water Act, and the Hazardous Materials Transportation Statute. This U.S. Attorney's Office contends, among other things, that the use of Company trucks to transport certain returned merchandise from the Company's stores to its return centers is prohibited by RCRA because those materials may be considered hazardous waste. The government alleges that, to comply with RCRA, the Company must ship from the store certain materials as “hazardous waste” directly to a certified disposal facility using a certified hazardous waste carrier. The Company contends that the practice of transporting returned merchandise to its return centers for subsequent disposition, including disposal by certified facilities, is compliant with applicable laws and regulations. While management cannot predict the ultimate outcome of this matter, management does not believe the outcome will have a material effect on the Company’s financial condition or results of operations.

Additionally, the U.S. Attorney's Office in the Northern District of California has initiated its own investigation regarding the Company's handling of hazardous materials and hazardous waste and the Company has received administrative document requests from the California Department of Toxic Substances Control requesting documents and information with respect to two of the Company's distribution facilities. Further, the Company also received a subpoena from the Los Angeles County District Attorney's Office for documents and administrative interrogatories requesting information, among other things, regarding the Company's handling of materials and hazardous waste. California state and local government authorities and the State of Nevada have also initiated investigations into these matters. The Company is cooperating fully with the respective authorities. While management cannot predict the ultimate outcome of this matter, management does not believe the outcome will have a material effect on the Company’s financial condition or results of operations.

NOTE 11. Recent Accounting Pronouncements

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS 161”). SFAS 161 is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand the effects of the derivative instruments on an entity’s financial position, financial performance, and cash flows.  The Company will adopt SFAS 161 on February 1, 2009. The Company is currently assessing the potential impact of SFAS 161 on its financial statements.

NOTE 12. Discontinued Operations

In July 2008, the Company disposed of Gazeley, an ASDA commercial property development subsidiary in the United Kingdom.  Consequently, the results of operations associated with Gazeley are presented as discontinued operations in our Condensed Consolidated Statements of Income and Condensed Consolidated Balance Sheets for all periods presented.  The cash flows related to this operation were insignificant for all periods presented.

During the third quarter of fiscal 2009, the Company initiated a restructuring program under which the Company’s Japanese subsidiary, The Seiyu Ltd., will close 23 stores and dispose of certain excess properties.  This restructuring will involve incurring costs associated with lease termination obligations, asset impairment charges and employee separation benefits.  The costs associated with this restructuring are presented as discontinued operations in our Condensed Consolidated Statements of Income and Condensed Consolidated Balance Sheets for all periods presented.  The cash flows and accrued liabilities related to this restructuring were insignificant for all periods presented.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

This discussion relates to Wal-Mart Stores, Inc. and its consolidated subsidiaries (the “Company”) and should be read in conjunction with our condensed consolidated financial statements as of April 30, 2008, and the period then ended and accompanying notes included under Part I, Item 1, of this Quarterly Report on Form 10-Q, as well as our consolidated financial statements as of January 31, 2008, and for the year then ended, and the related Management’s Discussion and Analysis of Financial Condition and Results of Operations, both of which are contained in our Annual Report to Shareholders for the year ended January 31, 2008, and included as an exhibit to our Annual Report on Form 10-K for the year ended January 31, 2008.

We intend for this discussion to provide the reader with information that will assist in understanding our financial statements, the changes in certain key items in those financial statements from year to year, and the primary factors that accounted for those changes, as well as how certain accounting principles affect our financial statements. The discussion also provides information about the financial results of the various segments of our business to provide a better understanding of how those segments and their results affect the financial condition and results of operations of the Company as a whole.

Throughout this Management’s Discussion and Analysis of Financial Condition and Results of Operations, we discuss segment operating income and comparable store sales. Segment operating income refers to income from continuing operations before net interest expense, income taxes and minority interest and excludes unallocated corporate overhead.  At February 1, 2008, the Company reclassified certain unallocated corporate expenses to be included within each segment’s measurement of operating income. As a result, all prior year measurements of segment operating income have been restated for comparative purposes.

Comparable store sales is a measure which indicates the performance of our existing stores by measuring the growth in sales for such stores for a particular period over the corresponding period in the prior year.  Comparable store sales is also referred to as “same-store” sales by others within the retail industry. The method of calculating comparable store sales varies across the retail industry. As a result, our calculation of comparable store sales is not necessarily comparable to similarly titled measures reported by other companies.

During fiscal 2008, the Company reviewed its definition of comparable store sales for consistency with other retailers. For fiscal 2009, beginning February 1, 2008, the Company has revised its definition of comparable store sales to include sales from stores and clubs open for the previous 12 months, including remodels, relocations and expansions. Changes in format continue to be excluded from comparable store sales when the conversion is accompanied by a relocation or expansion that results in a change in square footage of more than five percent. Since the impact of this revision is inconsequential, the Company did not restate comparable store sales results for previously reported fiscal periods.

Company Performance Metrics

Management uses a number of metrics to assess the Company’s performance including:

•	Total sales and comparable store sales;

•	Operating income;

•	Diluted income per common share from continuing operations;

•	Return on investment; and

•	Free cash flow.

Total Sales and Comparable Store Sales
(Dollar amounts in millions)

	Three Months Ended April 30,
	2008			2007
		Percent	Percent		Percent	Percent
	Net sales	of total	increase	Net sales	of total	increase
Walmart U.S.	$59,073	62.8%	6.6%	$55,437	65.0%	5.6%
International	23,885	25.4%	22.0%	19,575	22.9%	18.6%
Sam’s Club	11,112	11.8%	7.6%	10,323	12.1%	5.6%
Total net sales	$94,070	100.0%	10.2%	$85,335	100.0%	8.3%

	Three Months Ended
	April 30,
	2008	2007
Walmart U.S.	2.7%	-0.1%
Sam’s Club (1)	6.5%	4.1%
Total U.S. (2)	3.3%	0.6%

(1) Fuel sales had a positive impact of 2.9 percentage points and a negative 0.6 percentage points on comparable club sales for the first quarter of fiscal 2009 and 2008, respectively.
(2) Fuel sales had a positive impact of 0.4 percentage points and no impact on comparable store sales for the first quarter of fiscal 2009 and 2008, respectively.

    Our total net sales increased by 10.2% and 8.3% for the first quarter of fiscal 2009 and 2008, respectively, when compared to the previous year. Those increases resulted from our global store expansion programs and comparable store sales increases.  During the first quarter of fiscal 2009 and 2008, foreign currency exchange rates had a $1.3 billion and $621 million favorable impact, respectively, on the International segment’s net sales.

Comparable store sales in the United States increased 3.3% for the first quarter of fiscal 2009 compared to 0.6% for the first quarter of fiscal 2008.  Comparable store sales in fiscal 2009 were higher than fiscal 2008 due to strength in grocery and increases in customer traffic and average transaction size per customer.  Also, the first quarter of fiscal 2009 includes the benefit of one additional day, February 29, 2008, due to Leap Year.

Operating Income
(Amounts in millions)

	Three Months Ended April 30,
	2008			2007
	Operating	Percent	Percent	Operating	Percent	Percent
	income	of total	increase	income	of total	increase
Walmart U.S.	$4,362	82.0%	9.6%	$3,979	82.4%	2.1%
International	1,051	19.8%	19.3%	881	18.2%	15.9%
Sam’s Club	386	7.3%	4.3%	370	7.7%	20.1%
Other	(482)	-9.1%	19.9%	(402)	-8.3%	-13.9%
Total operating income	$5,317	100.0%	10.1%	$4,828	100.0%	7.3%

    Operating income growth compared to net sales growth is a meaningful measure because it indicates how effectively we manage costs and leverage expenses.  Our objective is to grow operating income faster than net sales. For the first quarter of fiscal 2009, our operating income increased by 10.1% when compared to the prior year, while net sales increased by 10.2% over the same period. For the individual segments, our Walmart U.S. segment met this target; however, our Sam’s Club and International segments did not.  The International segment fell short of this objective due to accruals for certain legal matters. The Sam’s Club segment fell short of this objective as gross profit as a percentage of segment net sales (our “gross margin”) was down compared to the first quarter of fiscal 2008 due to the excise tax refund of $39 million recorded in the prior year.

Diluted Income per Common Share from Continuing Operations

	Three Months Ended April 30,
	2008	2007
Diluted income per common share from continuing operations	$0.76	$0.68

Diluted earnings per share from continuing operations increased 11.8% for the first quarter of fiscal 2009 compared to the prior year as a result of a 7.9% increase in income from continuing operations and the impact of share repurchases since first quarter of fiscal 2008 reducing the number of weighted average shares outstanding.

Return on Investment

Management believes return on investment (“ROI”) is a meaningful metric to share with investors because it helps investors assess how efficiently Wal-Mart is employing its assets. ROI was 19.1% and 19.6% for the first quarter of fiscal year 2009 and 2008, respectively. The decrease in ROI for the first quarter of fiscal 2009 resulted from our operating income growing at a slower rate than our invested capital.   Our announcement last year to moderate capital expenditures under our revised capital efficiency model was a first step in our drive to grow operating income faster than the increase in expenditures for property and equipment.   Additionally, higher cash balances at April 30, 2008, subsequently used to repay debt, also contributed to the decline in ROI from the prior year.

We define ROI as adjusted operating income (operating income plus interest income, depreciation and amortization and rent expense) for the fiscal year or trailing twelve months divided by average invested capital during that period. We consider average invested capital to be the average of our beginning and ending total assets of continuing operations plus accumulated depreciation and amortization less accounts payable and accrued liabilities for that period, plus a rent factor equal to the rent for the fiscal year or trailing twelve months multiplied by a factor of eight.

ROI is considered a non-GAAP financial measure under the SEC’s rules.  We consider return on assets (“ROA”) to be the financial measure computed in accordance with generally accepted accounting principles (“GAAP”) that is the most directly comparable financial measure to ROI as we calculate that financial measure.   ROI differs from ROA (which is income from continuing operations before minority interest for the fiscal year or the trailing twelve months divided by average of total assets of continuing operations for the period) because ROI: adjusts operating income to exclude certain expense items and add interest income; adjusts total assets from continuing operations for the impact of accumulated depreciation and amortization, accounts payable and accrued liabilities; and incorporates a factor of rent to arrive at total invested capital.

Although ROI is a standard financial metric, numerous methods exist for calculating a company’s ROI.  As a result, the method used by management to calculate ROI may differ from the method other companies use to calculate their ROI.  We urge you to understand the method used by another company to calculate its ROI before comparing our ROI to that of the other company.

The calculation of ROI along with a reconciliation to the calculation of ROA, the most comparable GAAP financial measurement, is as follows:

	Twelve Months Ended	Twelve Months Ended
(Dollar amounts in millions)	April 30, 2008	April 30, 2007
Calculation of Return on Investment
NUMERATOR
Operating Income (1)	$22,441	$20,828
+ Interest Income (1)	290	297
+ Depreciation and Amortization (1)	6,463	5,648
+ Rent (1)	1,667	1,447
= Adjusted Operating Income	$30,861	$28,220
DENOMINATOR
Average Total Assets of Continuing Operations (2)	$160,535	$145,972
+ Average Accumulated Depreciation and Amortization (2)	30,258	25,938
- Average Accounts Payable (2)	28,284	26,324
- Average Accrued Liabilities (2)	14,118	12,968
+ Rent * 8	13,336	11,576
= Invested Capital	$161,727	$144,194
ROI	19.1%	19.6%
Calculation of Return on Assets
NUMERATOR
Income From Continuing Operations Before Minority Interest (1)	$13,514	$12,779
DENOMINATOR
Average Total Assets of Continuing Operations (2)	$160,535	$145,972
ROA	8.4%	8.8%

CERTAIN BALANCE SHEET DATA	April 30, 2008	April 30, 2007	April 30, 2006
Total Assets of Continuing Operations (1)	$166,528	$154,542	$ 137,402
Accumulated Depreciation and Amortization (1)	32,606	27,910	23,966
Accounts Payable (1)	29,027	27,541	25,106
Accrued Liabilities (1)	14,882	13,353	12,583

(1)
Based on continuing operations only; therefore, this excludes the impact of our South Korean and German operations, which were sold in fiscal 2007, the impact of Gazeley which will be reflected as a sale in the third quarter of fiscal 2009, and the impact of The Seiyu, Ltd. store closures in fiscal 2009, all of which are classified as discontinued operations for all periods presented.  Total assets as of April 31, 2008, 2007 and 2006 in the table above exclude assets of discontinued operations of $955 million, $880 million and $3,082 million, respectively.

(2)	The average is calculated by adding the account balance at the end of the current period to the account balance at the end of the prior period and dividing by 2.

Free Cash Flow

We define free cash flow as net cash provided by operating activities in the period minus payments for property and equipment made in the period.  We generated positive free cash flow for the first quarter of fiscal 2009 compared to a deficit in the prior year.  The significant increase in our free cash flow is the result of our improved inventory management and reduced capital expenditures in connection with our planned slowing of store expansion in the United States.

Free cash flow is considered a non-GAAP financial measure under the SEC’s rules.  Management believes, however, that free cash flow is an important financial measure for use in evaluating the Company’s financial performance, which measures our ability to generate additional cash from our business operations. Free cash flow should be considered in addition to, rather than as a substitute for, net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.  Additionally, our definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other obligations or payments made for business acquisitions.  Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our entire statement of cash flows.

The following table reconciles net cash provided by operating activities, a GAAP measure, to free cash flow, a non-GAAP measure.

	Three Months Ended
(Amounts in millions)	April 30, 2008	April 30, 2007
Net cash provided by operating activities	$3,705	$1,847
Payments for property and equipment	(2,447)	(3,157)
Free cash flow	$1,258	$(1,310)

Net cash used in investing activities	$(2,233)	$(3,442)

Net cash provided by financing activities	$865	$799

Results of Operations

The following discussion of our Results of Operations is based on our continuing operations and excludes any results or discussion of our discontinued operations.

Consolidated

Quarter ended April 30, 2008

Our total net sales increased by 10.2% and 8.3% for the first quarter of fiscal 2009 and 2008, respectively, when compared to the previous year. Those increases resulted from our global store expansion programs and comparable store sales increases. During the first quarter of fiscal 2009 and 2008, foreign currency exchange rates had a $1.3 billion and $621 million favorable impact, respectively, on the International segment’s net sales, causing an increase in the International segment’s net sales as a percentage of total Company net sales.

Our gross margin increased from 23.5% for the first quarter of fiscal 2008 to 23.6% in the first quarter of fiscal 2009.  This increase is primarily due to lower inventory shrink and less markdown activity as a result of improved inventory management in our Walmart U.S. segment.  The effect of these benefits was partially offset by the $97 million excise tax refund recorded in the first quarter of fiscal 2008.

Operating, selling, general and administrative expenses (“operating expenses”) as a percentage of net sales increased 0.2 percentage points compared to the corresponding period in fiscal 2008 due to higher utility, repairs and maintenance expenses as well as increased corporate expenses.  Corporate expenses have increased primarily due to our long-term transformation projects to enhance our information systems for merchandising, finance and human resources. We expect these increases to continue for the foreseeable future.  Operating expenses as a percentage of net sales for the first quarter of fiscal 2008 included accruals for certain legal matters of $83 million.

Membership and other income, which includes a variety of income categories such as Sam’s Club membership fee revenues, tenant income and financial services income, increased 18.3% in the first quarter of fiscal 2009 from the prior year due to continued growth in our financial services area and increases in recycling income resulting from our sustainability efforts.

Interest, net, increased 27.2% in the first quarter of fiscal 2009 when compared with the same period last year largely due to higher borrowing levels in the first quarter of fiscal 2009.

Our effective income tax rate from continuing operations was 34.6% for the first quarter of fiscal 2009, which was relatively consistent with the first quarter of fiscal 2008 effective rate of 34.5%.

Walmart U.S. Segment

Quarter ended April 30, 2008
(Amounts in millions)

		Segment net		Segment operating	Segment operating
		sales increase		income increase	income as a
		from prior	Segment	from prior fiscal	percentage
	Segment	fiscal year	operating	year first	of segment
Quarter ended April 30,	net sales	first quarter	income	quarter	net sales
2008	$59,073	6.6%	$4,362	9.6%	7.4%
2007	$55,437	5.6%	$3,979	2.1%	7.2%

    The net sales increase for the Walmart U.S. segment in the first quarter of fiscal 2009 resulted from our continued expansion activities, strength in the grocery, health and wellness, and entertainment categories and a comparable store sales increase of 2.7%. Comparable store sales increased for the first quarter of fiscal 2009 primarily due to an increase in average transaction size per customer.

Gross margin increased by 0.3 percentage points due to decreased markdowns and lower inventory shrinkage, partially offset by the $46 million excise tax refund recorded in the first quarter of fiscal 2008.

Operating expenses as a percentage of segment net sales increased by 0.2 percentage points primarily due to higher bonus expenses for store associates and increased utilities expenses when compared to the corresponding quarter in fiscal 2008.  Partially offsetting these increased expenses were lower wage-related expenses from improvements in labor productivity in the current year, in conjunction with the favorable comparison from accruals for certain legal matters of $73 million recorded in the prior year.

Other income increased in the first quarter of fiscal 2009 from the prior year due to continued growth in financial services and recycling income.

International Segment

Quarter ended April 30, 2008
(Amounts in millions)

		Segment net		Segment operating	Segment operating
		sales increase		income increase	income as a
		from prior	Segment	from prior fiscal	percentage
	Segment	fiscal year	operating	year first	of segment
Quarter ended April 30,	net sales	first quarter	income	quarter	net sales
2008	$23,885	22.0%	$1,051	19.3%	4.4%
2007	$19,575	18.6%	$881	15.9%	4.5%

At April 30, 2008, our International segment was comprised of wholly-owned operations in Argentina, Brazil, Canada, Puerto Rico and the United Kingdom, the operation of joint ventures in China and India and the operations of majority-owned subsidiaries in Central America, Japan and Mexico.

The first quarter fiscal 2009 increase in the International segment’s net sales primarily resulted from net sales growth from existing units, our international expansion program, acquisitions and the favorable impact of changes in foreign currency exchange rates of $1.3 billion during first quarter fiscal 2009.

In first quarter fiscal 2009, gross margin decreased 0.1 percentage point primarily due to actions taken to establish price leadership in Japan and a mix shift toward lower-margin fuel, partially offset by slight improvements across most other markets.

Operating expenses as a percentage of segment net sales were flat compared to the first quarter of fiscal 2008 due to strong underlying improvements in the United Kingdom, Japan and Mexico, partially offset by accruals for certain legal matters.

Other income as a percentage of segment net sales for the first quarter of fiscal 2009 was consistent with the corresponding period in fiscal 2008.

Segment operating income for the first quarter of fiscal 2009 was favorably impacted by changes in foreign currency exchange rates of $45 million.

Sam’s Club Segment

Quarter ended April 30, 2008
(Amounts in millions)

		Segment net		Segment operating	Segment operating
		sales increase		income increase	income as a
		from prior	Segment	from prior fiscal	percentage
	Segment	fiscal year	operating	year first	of segment
Quarter ended April 30,	net sales	first quarter	income	quarter	net sales
2008	$11,112	7.6%	$386	4.3%	3.5%
2007	$10,323	5.6%	$370	20.1%	3.6%

    Growth in net sales for the Sam’s Club segment in the first quarter of fiscal 2009 resulted from comparable club sales increases of 6.5% in the first quarter of fiscal 2009 and continued expansion activities. Comparable club sales in the first quarter of fiscal 2009 increased primarily due to higher growth rates in dry grocery, consumables and certain general merchandise including video games, office supplies and residential furniture, as well as an increase in both member traffic and average transaction size.  In addition, fuel sales had a positive impact of 2.9 percentage points on comparable club sales in the first quarter of fiscal 2009.

Gross margin decreased 0.1 percentage point during the first quarter of fiscal 2009 primarily due to the $39 million excise tax refund recorded in the prior year quarter.

Operating expenses as a percentage of segment net sales decreased slightly in the first quarter of fiscal 2009 when compared to the first quarter of fiscal 2008 primarily due to lower property tax expenses in the current year, in conjunction with the favorable comparison from accruals for certain legal matters of $10 million recorded in the prior year.

Membership and other income, which includes membership, recycling, tenant lease, financial services and a variety of other income categories, increased in the first quarter.  Membership income, which is recognized over the term of the membership, increased slightly in the quarter.

Unit Data By Segment
Square Footage in Thousands

	April 30,	Square	April 30,	Square	January 31,	Square
	2008	Footage	2007	Footage	2008	Footage
Walmart US
Discount Stores	937	101,286	1,051	112,129	971	104,561
Supercenters	2,527	470,831	2,307	430,807	2,447	456,516
Neighborhood Markets	138	5,803	118	4,945	132	5,552
Total Walmart US	3,602	577,920	3,476	547,881	3,550	566,629

Sam's Club	593	78,527	582	76,762	591	78,236
United States Total	4,195	656,447	4,058	624,643	4,141	644,865

International Segment
Argentina	23	3,979	14	2,494	21	3,789
Brazil	315	25,093	300	23,892	313	24,958
Canada	305	36,695	290	33,739	305	36,590
Central America	463	7,868	422	7,210	457	7,822
Trust-Mart - China	101	17,653	101	17,653	101	17,653
Wal-Mart - China	105	19,433	83	15,493	101	18,738
Japan	369	24,381	368	26,884	371	24,532
Mexico	1,037	57,615	907	51,401	1,023	56,804
Puerto Rico	54	3,829	54	3,829	54	3,829
United Kingdom	353	28,095	336	26,858	352	27,868
Total International	3,125	224,641	2,875	209,453	3,098	222,583
Grand Totals	7,320	881,088	6,933	834,096	7,239	867,448

Liquidity and Capital Resources

Overview

Cash flows provided by operating activities supply us with a significant source of liquidity. The increase in cash flows provided by operating activities for the first quarter of fiscal 2009 was primarily attributable to increased net income and improved inventory management.

(Amounts in millions)	Three Months Ended April 30,
	2008	2007
Net cash provided by operating activities	$3,705	$1,847

Purchase of Company stock	(1,375)	(943)
Dividends paid	(940)	(908)
Proceeds from issuance of long-term debt	2,521	3,170
Payment of long-term debt	(361)	(2,232)
Increase in commercial paper, net	892	1,988

Current assets	$50,757	$47,579
Current liabilities	61,129	54,700

Working Capital

Current liabilities exceeded current assets at April 30, 2008, by $10.4 billion, a slight decrease from January 31, 2008. Our ratio of current assets to current liabilities was 0.8 at April 30, 2008 and January 31, 2008 and 0.9 at April 30, 2007.  We generally have a working capital deficit due to our efficient use of cash in funding operations and in providing returns to shareholders in the form of stock repurchases and payment of dividends.

Company Share Repurchase Program

From time to time, we have repurchased shares of our common stock under a $15.0 billion share repurchase program authorized by our Board of Directors on May 31, 2007.  Under the share repurchase program, there is no expiration date or other restriction limiting the period over which we can make our share repurchases under the program, which will expire only when and if we have repurchased $15.0 billion of our shares under the program.  Any repurchased shares are constructively retired and returned to unissued status. We consider several factors in determining when to execute the share repurchases, including among other things, our current cash needs, our capacity for leverage, our cost of borrowings and the market price of our common stock.  At April 30, 2008, approximately $7.1 billion remained of the $15.0 billion authorization.

Capital Resources

Management believes that cash flows from operations and proceeds from the sale of commercial paper will be sufficient to finance seasonal buildups in merchandise inventories and meet other cash requirements. If our operating cash flows are not sufficient to pay dividends and to fund our capital expenditures, we anticipate compensating for any shortfall in funding these expenditures with a combination of commercial paper and long-term debt. We plan to refinance existing long-term debt as it matures and may desire to obtain additional long-term financing for other corporate purposes. We anticipate no difficulty in obtaining long-term financing in view of our credit rating and favorable experiences in the debt market in the recent past.

To monitor our credit rating and our capacity for long-term financing, we consider various qualitative and quantitative factors.  We monitor the ratio of our debt to our total capitalization as support for our long-term financing decisions.  At April 30, 2008, 2007 and January 31, 2008, the ratio of our debt to total capitalization was approximately 43.2%, 41.3% and 40.9%, respectively.  For the purpose of this calculation, debt is defined as the sum of commercial paper, long-term debt due within one year, obligations under capital leases due within one year, long-term debt and long-term obligations under capital leases. Total capitalization is defined as debt plus shareholders' equity.  Our ratio of debt to our total capitalization increased in the first quarter of fiscal 2009 due to increased borrowing to fund our share repurchases as well as other business needs.

We also use the ratio of adjusted cash flow from operations to adjusted average debt as a metric to review leverage.  Adjusted cash flow from operations, the numerator in the calculation, is defined as cash flow from operations of continuing operations for the current year plus two−thirds of the current year operating rent expense less current year capitalized interest expense. Adjusted average debt, the denominator in the calculation, is defined as average debt plus eight times average operating rent expense. Average debt is the simple average of beginning and ending commercial paper, long−term debt due within one year, obligations under capital leases due within one year, long−term debt and long−term obligations under capital leases. Average operating rent expense is the simple average of current year and prior year operating rent expense. We believe this metric is useful to investors as it provides them with a tool to measure our leverage.  This metric was 40% and 38% for the twelve months ended April 30, 2008 and 2007, respectively. The increase in the metric is primarily due to the increase in net cash flow from continuing operations.

The ratio of adjusted cash flow to adjusted average debt is considered a non-GAAP financial measure under the SEC’s rules.   The most recognized directly comparable GAAP measure is the ratio of cash flow from operations of continuing operations for the current year to average total debt (which excludes any effect of operating leases or capitalized interest), which was 49% and 45% for the twelve months ended April 30, 2008 and 2007, respectively.

A detailed calculation of the adjusted cash flow from operations to adjusted average debt is set forth below along with a reconciliation to the corresponding measurement calculated in accordance with generally accepted accounting principles.

	Twelve Months Ended	Twelve Months Ended
(Dollar amounts in millions)	April 30, 2008	April 30, 2007
Calculation of adjusted cash flow from operations to average debt

Numerator
Net cash provided by operating activities of continuing operations	$22,212	$18,268
+ Two-thirds current period operating rent expense (1)	1,111	965
− Current year capitalized interest expense	143	173
Adjusted cash flow from operations	$23,180	$19,060

Denominator
Average debt (2)	$45,136	$40,288
Eight times average operating rent expense (3)	12,456	10,220
Average debt	$57,592	$50,508

Adjusted cash flow from operations to average debt (4)	40%	38%

Calculation of cash flows from operating activities of continuing operations to average debt

Numerator
Net cash provided by operating activities of continuing operations	$22,212	$18,268

Denominator
Average debt (2)	$45,136	$40,288
Cash flows from operating activities of continuing operations to average debt	49%	45%

Selected Financial Information
Current period operating rent expense	$1,667	$1,447
Prior period operating rent expense	1,447	1,108
Current period capitalized interest	143	173

Certain Balance Sheet Information
	April 30, 2008	April 30, 2007	April 30, 2006
Commercial paper	$5,924	$4,627	$3,653
Long-term debt due within one year	5,864	4,212	5,528
Obligations under capital leases due within one year	321	246	239
Long-term debt	32,379	29,567	25,036
Long-term obligations under capital leases	3,584	3,548	3,920
Total debt	$48,072	$42,200	$38,376

(1)	2/3 X $1,667 for the twelve months ended April 30, 2008 and 2/3 X $1,447 for the twelve months ended April 30, 2007.
(2)	($48,072 + $42,200)/2 for the twelve months ended April 30, 2008 and ($42,200 + $38,376)/2 for the twelve months ended April 30, 2007.
(3)	8 X (($1,667 + $1,447)/2) for the twelve months ended April 30, 2008 and 8 X (($1,447 + $1,108)/2) for the twelve months ended April 30, 2007.
(4)	The calculation of the ratio as defined.

Item 5. Other Information

This Quarterly Report contains statements that Wal-Mart believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and intended to enjoy the protection of the safe harbor for forward-looking statements provided by that Act. These forward-looking statements include a statement in Note 9 to our condensed consolidated financial statements regarding the forecasted full year tax rate for our fiscal 2009 and the factors affecting that rate, regarding the effect of the future recognition of certain tax benefits on the Company’s tax rate and regarding the possible effect of the resolution of certain tax audit issues in the future, including the effect on the Company’s tax rate, a statement under the caption “Results of Operations—Quarter ended April 30, 2008” in Management’s Discussion and Analysis of Financial Condition and Results of Operations regarding our expectations relating to continuing increases in certain operating expenses, and statements under the subcaption “Capital Resources” under the caption “Liquidity and Capital Resources” in Management’s Discussion and Analysis of Financial Condition and Results of Operations regarding our intent and ability to fund certain cash flow shortfalls by the sale of commercial paper and long-term debt securities, our plans to refinance existing long-term debt as it matures and our ability to sell our long-term debt securities. These statements are identified by the use of the words “anticipate,” “could reduce,” “expect,” “plan,” “would, if recognized, affect” or a variation of one of those words in those statements or by the use of words or phrases of similar import.  These forward-looking statements are subject to risks, uncertainties and other factors, domestically and internationally, including general economic conditions, cost of goods, consumer credit availability, competitive pressures, inflation, consumer spending patterns and debt levels, currency exchange fluctuations, trade restrictions, changes in tariff and freight rates, fluctuations in the costs of gasoline, diesel fuel and other energy, transportation, utilities, labor and health care, accident costs, casualty and other insurance costs, interest rate fluctuations, capital market conditions, geopolitical conditions, weather conditions, storm-related damage to our facilities, regulatory matters and other risks.  We discuss certain of these matters more fully, as well as certain risk factors that may affect our business operations, financial condition and results of operations, in Part II, Item 1A, of this Quarterly Report and in other of our filings with the SEC, including our Annual Report on Form 10-K for the year ended January 31, 2008. This Quarterly Report should be read in conjunction with that Annual Report on Form 10-K, and all our other filings, including Current Reports on Form 8-K, made with the SEC through the date of this report. We urge you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this Quarterly Report. As a result of these matters, including changes in facts, assumptions not being realized or other factors, the actual results relating to the subject matter of any forward-looking statement in this Quarterly Report may differ materially from the anticipated results expressed or implied in that forward-looking statement. The forward-looking statements included in this Quarterly Report are made only as of the date of this report and we undertake no obligation to update any of these forward-looking statements to reflect subsequent events or circumstances.

WAL-MART STORES, INC. AND SUBSIDIARIES
Ratio of Earnings to Fixed Charges

	Three Months Ended		Fiscal Year
	Apr. 30,	Apr. 30,	2008	2007	2006	2005	2004
	2008	2007
Income from continuing operations before income taxes and minority interest	$ 4,821	$ 4,438	$ 20,158	$ 18,968	$ 17,513	$ 16,289	$ 14,396
Capitalized interest	(29)	(36)	(150)	(182)	(157)	(120)	(144)
Minority interest	(122)	(100)	(406)	(425)	(324)	(249)	(214)
Adjusted income before income taxes	4,670	4,302	19,602	18,361	17,032	15,920	14,038
Fixed Charges:
Interest *	590	514	2,267	2,009	1,603	1,326	1,150
Interest component of rent	104	91	464	368	328	319	306
Total fixed charges	694	605	2,731	2,377	1,931	1,645	1,456
Income from continuing operations before income taxes and fixed charges	$ 5,364	$ 4,907	$ 22,333	$ 20,738	$ 18,963	$ 17,565	$ 15,494
Ratio of earnings to fixed charges	7.7	8.1	8.2	8.7	9.8	10.7	10.6

* Includes interest on debt, capital leases, uncertain tax positions, amortization of debt issuance costs and capitalized interest.

Certain reclassifications have been made to prior periods to conform to the current period presentation.  In addition, the impact of McLane Company, Inc., a wholly owned subsidiary sold in fiscal 2004, and the impact of our South Korean and German operations, disposed of in fiscal 2007, the impact of our Gazeley operations disposed of in fiscal 2009, and the impact of The Seiyu, Ltd. store closures in fiscal 2009, have been removed for all periods presented.